March 3, 2010	MEDIA AND INVESTOR RELATIONS CONTACT:	Karen L. Quast
	Phone:	303/633-2913
	24-Hour:	303/809-9160

DCP MIDSTREAM PARTNERS REPORTS SOLID FOURTH QUARTER AND YEAR END 2009 RESULTS

•	Delivered 1.45x distribution coverage in the fourth quarter and 1.20x for the year
•	Achieved investment grade credit rating
•	Strategic acquisitions increase fee-based margins

DENVER – DCP Midstream Partners, LP (NYSE: DPM), or the Partnership, today reported financial results for the three and twelve months ended December 31, 2009. The table below reflects 2009 and 2008 results on a consolidated basis and 2008 results as originally reported.

FOURTH QUARTER AND YEAR END SUMMARY RESULTS(2)

	Three Months Ended December 31,			Year Ended December 31,
	2009	2008	As Reported in 2008	2009	2008	As Reported in 2008
	(Unaudited) (Millions, except per unit amounts)
Net (loss) income attributable to partners	$(8.0)	$140.1	$138.8	$(19.1)	$141.9	$125.7
Net (loss) income per limited partner unit	$(0.35)	$4.75	$4.75	$(0.99)	$4.11	$4.11
Adjusted EBITDA(1)	$43.4	$14.1	$10.8	$146.2	$111.3	$87.0
Adjusted net income (loss) attributable to partners(1)	$22.1	$(5.5)	$(6.8)	$64.7	$40.9	$24.7
Adjusted net income (loss) per limited partner unit(1)	$0.56	$(0.34)	$(0.34)	$1.67	$0.47	$0.47
Distributable cash flow(1)	$35.7	$12.7	$10.4	$107.5	$94.7	$77.8

(1)
Denotes a financial measure not presented in accordance with U.S. generally accepted accounting principles, or GAAP. Each such non-GAAP financial measure is defined below under “Non-GAAP Financial Information”, and each is reconciled to its most directly comparable GAAP financial measures under “Reconciliation of Non-GAAP Financial Measures” below.

(2)
In April 2009, the Partnership completed the acquisition of an additional 25.1 percent interest in DCP East Texas Holdings, LLC, or East Texas, from DCP Midstream, LLC (“DCP Midstream”), which results in the Partnership owning a 50.1 percent interest in East Texas. Prior to this transaction the Partnership accounted for its interest in East Texas under the equity method. As a result of our owning in excess of 50 percent of East Texas, and because the transaction was between entities under common control, we are required to present results of operations, including all historical periods, on a consolidated basis. In addition, results are presented as originally reported in 2008 for comparative purposes.

Additionally, note that while the Partnership hedges the majority of its commodity risk, the portion of East Texas owned by DCP Midstream is unhedged.  As such, the Partnership’s consolidated results depict 75 percent of East Texas unhedged in all periods prior to the second quarter of 2009 and 49.9 percent of East Texas unhedged for all periods subsequent to the first quarter of 2009.

2009 HIGHLIGHTS

Our 2009 business plan had been predicated on navigating through a difficult operating environment.  It has been a challenging year, but one that demonstrates our resiliency and our focus.  We successfully delivered on the elements of our business plan.
•
We restored operations following:  (1) the hurricanes at Discovery, (2) pipeline integrity and system enhancement work to our Wyoming system, and (3) the fire caused by the third party pipeline rupture at East Texas.

•	We acquired an additional 25.1% interest in East Texas from DCP Midstream, LLC, demonstrating the support of our sponsor.
•	We completed our organic expansion projects in East Texas, Discovery, and the Piceance basin.
•	Throughout the challenging environment, we have continued to maintain strong liquidity and credit metrics, and maintained our quarterly distribution of $0.60 per unit.

In addition to executing our 2009 business plan commitments, we accomplished the following:
•
We closed a $45 million acquisition of fee-based natural gas gathering and treating assets in Michigan.  This bolt-on acquisition in our footprint has assets that are in some cases already interconnected with our existing assets, providing us with operating synergies and consolidation opportunities.

•
We completed a public equity offering of 2,875,000 common units, providing $69.5 million in net proceeds, which provides us with the financial flexibility to continue to actively pursue growth opportunities.

•	We received an investment grade rating of BBB-/Stable from Standard & Poor’s. The investment grade rating can provide us an advantage in terms of cost of capital and access to capital markets.
•
In January 2010 we closed a $22 million fee-based acquisition of our 350 mile Wattenberg interstate NGL pipeline and announced a related $18 million expansion capital project which is expected to be completed in early 2011.  The pipeline originates in Colorado’s Denver-Julesburg Basin and delivers volumes from plants owned by DCP Midstream, the largest gatherer and processor in the basin, to Bushton, Kansas.

Our distributable cash flow for the year was the highest since inception of the Partnership, reflecting strong performance from our wholesale propane and NGL logistics segments, the addition of our Michigan acquisitions, increased NGL production, and reduced operating costs, partially offset by lower gas throughput volumes at certain of our natural gas assets.  Our steady performance in delivering on our commitments this year has enabled us to deliver a total return to our unitholders of 260%.

CEO PERSPECTIVE

“We finished the year strong, with record adjusted EBITDA and distributable cash flow, and with a series of accomplishments that position us well as we enter 2010,” said Mark Borer, president and CEO of the Partnership. “Our diversified asset portfolio delivered distribution coverage of 1.45 times for the quarter and 1.20 times for the year. In the fourth quarter, we expanded our asset base in Michigan with a complementary acquisition, completed a successful equity offering, and achieved an investment grade credit rating from S&P, the latter marking a key milestone for the Partnership. Looking forward, we believe we are favorably positioned to capture additional growth opportunities.”

CONSOLIDATED FINANCIAL RESULTS

Adjusted EBITDA increased from $14.1 million for the three months ended December 31, 2008, to $43.4 million for the three months ended December 31, 2009, reflecting strong performance from our wholesale propane and NGL logistics segments, increased NGL production and reduced operating costs, partially offset by lower gas throughput volumes at certain of our natural gas assets. Adjusted EBITDA in the fourth quarter of 2008 was significantly impacted by hurricanes and a non-cash write down of inventory for our wholesale propane business.  Adjusted EBITDA increased from $111.3 million for the year ended December 31, 2008, to $146.2 million for the year ended December 31, 2009, reflecting the addition of our Michigan acquisition, strong performance from our wholesale propane and NGL logistics segments, and reduced operating costs, partially offset by the impacts of lower commodity prices and lower gas throughput volumes at certain of our natural gas assets.  2009 results include the impact from operational downtime at our Discovery and East Texas assets in the first quarter.

On January 26, 2010, the Partnership announced a quarterly distribution of $0.60 per limited partner unit, consistent with the prior quarter. Our distributable cash flow of $35.7 million for the three months ended December 31, 2009 provided a 1.45 times distribution coverage ratio for the quarter. Distributable cash flow of $107.5 million for the year ended December 31, 2009 provided a 1.20 times distribution coverage ratio.

OPERATING RESULTS BY BUSINESS SEGMENT

Natural Gas Services — Adjusted segment EBITDA increased from $25.3 million for the three months ended December 31, 2008, to $39.4 million for the three months ended December 31, 2009, reflecting increased NGL production and reduced operating costs, partially offset by lower gas throughput volumes at certain of our natural gas assets.  Adjusted segment EBITDA in the fourth quarter of 2008 was significantly impacted by hurricanes.

Adjusted segment EBITDA was $132.4 million for the year ended December 31, 2009, as compared to $137.5 million for the year ended December 31, 2008.  Results for 2009 include the impact from operational downtime at our Discovery and East Texas assets in the first quarter.  Results for the first nine months of 2008 reflect a much stronger commodity price, drilling and processing environment than the same period in 2009, while the fourth quarter of 2008 was significantly impacted by hurricanes.

Segment operating and maintenance expense decreased $3.1 million for the three months ended December 31, 2009 and $8.3 million for the year ended December 31, 2009. The decrease in these expenses was driven by our cost reduction efforts, partially offset by the addition of our Michigan systems.

Wholesale Propane Logistics — Adjusted segment EBITDA increased from a $3.2 million loss for the three months ended December 31, 2008 to $9.3 million for the three months ended December 31, 2009. Results for the fourth quarter of 2008 include a non-cash accounting adjustment to reflect inventory carrying costs at the lower of cost or market price.  For the year ended December 31, adjusted segment EBITDA increased from $0.2 million in 2008 to $37.8 million in 2009, reflecting an increase in unit margins, approximately $6.0 million of which is attributable to the sale of inventory that was previously written down, and a six percent increase in volumes.

NGL Logistics — Adjusted segment EBITDA increased from $1.4 million for the three months ended December 31, 2008, to $3.4 million for the three months ended December 31, 2009. Results for the quarter include volumes associated with a pipeline interconnect added in the third quarter of 2009.  Adjusted segment EBITDA increased from $6.9 million for the year ended December 31, 2008, to $8.3 million for the year ended December 31, 2009, reflecting higher unit margins, partially offset by lower volumes.  Volumes in 2009 were impacted by ethane rejection at certain connected processing plants in the first quarter.

CORPORATE AND OTHER

General and administrative expense decreases for the three and twelve months ended December 31, 2009 reflect our cost reduction efforts, partially offset by the addition of the Michigan systems. Increased depreciation and amortization expense for the three and twelve months ended December 31, 2009, reflect the acquisition of the Michigan systems and organic project spending.

COMMODITY DERIVATIVE ACTIVITY

The objective of our commodity risk management program is to protect downside risk in our distributable cash flow. We utilize mark-to-market accounting treatment for our commodity derivative instruments. Mark-to-market accounting rules require companies to record currently in earnings the difference between their contracted future derivative settlement prices and the forward prices of the underlying commodities at the end of the accounting period. Revaluing our commodity derivative instruments based on futures pricing at the end of the period creates an asset or liability and associated non-cash gain or loss. Realized gains or losses from cash settlement of the derivative contracts occur monthly as our physical commodity sales are realized or when we rebalance our portfolio. Non-cash gains or losses associated with the mark-to-market accounting treatment of our commodity derivative instruments do not affect our distributable cash flow.

For the three and twelve months ended December 31, 2009 derivative activity and total revenues included a non-cash loss of approximately $29.9 million and $83.4 million, respectively, and cash hedge settlements paid of $0.7 million and cash hedge settlements received of $16.6 million, respectively. This compares to a non-cash gain of $146.0 million and $101.6 million for the three and twelve months ended December 31, 2008, respectively, and cash hedge settlement receipts of $7.8 million and cash hedge settlement payments of $30.7 million for the three and twelve months ended December 31, 2008, respectively. While our earnings will continue to fluctuate as a result of the volatility in the commodity markets, our commodity derivative contracts mitigate a portion of the risk of weakening commodity prices thereby stabilizing distributable cash flows.

CAPITALIZATION

Our credit facility of $825 million is comprised of a revolver and term loan that mature in June 2012. At December 31, 2009, we had $603 million outstanding under our revolver. We also had $10 million outstanding under our term loan, fully secured by restricted investments serving as collateral. Due to the fully secured status of the term loan, balances outstanding are netted from total long-term debt to calculate our leverage ratio. Our leverage ratio pursuant to our credit facility for the quarter ended December 31, 2009, was approximately 3.7 times.

Our committed liquidity is comprised of available capacity under our revolver and the collateral securing our term loan that may be used to fund organic capital expenditures or acquisitions. Our available committed liquidity at December 31, 2009, was approximately $222 million.

We mitigate a substantial portion of our interest rate risk with interest rate swaps which reduce our exposure to market rate fluctuations by converting variable interest rates to fixed interest rates. As of December 31, 2009, we had $575 million of our revolver debt converted to fixed rates through June 2012. Our weighted average cost of debt under our revolving credit facility, including interest rate swaps, as of December 31, 2009, was 4.4 percent.

EARNINGS CALL

DCP Midstream Partners will hold a conference call to discuss fourth quarter and year end results on Thursday, March 4, 2010, at 10 a.m. ET. The dial-in number for the call is 800-860-2442 in the United States or 412-858-4600 outside the United States. A live Webcast of the call can be accessed on the investor information page of DCP Midstream Partners’ Web site at http://www.dcppartners.com. The call will be available for replay until 9 a.m. ET on March 12, 2010, by dialing 877-344-7529, in the United States or 412-317-0088 outside the United States. The conference number is 437679. A replay and transcript of the broadcast will also be available on the Partnership’s Web site.

NON-GAAP FINANCIAL INFORMATION

This press release and the accompanying financial schedules include the following non-GAAP financial measures: distributable cash flow, adjusted EBITDA, adjusted segment EBITDA, adjusted net income attributable to partners, and adjusted net income per unit. The accompanying schedules provide reconciliations of these non-GAAP financial measures to their most directly comparable GAAP financial measures. Our non-GAAP financial measures should not be considered in isolation or as an alternative to our financial measures presented in accordance with GAAP, including net income or loss, net cash provided by or used in operating activities or any other measure of liquidity or financial performance presented in accordance with GAAP as a measure of operating performance, liquidity or ability to service debt obligations and make cash distributions to unitholders. The non-GAAP financial measures presented by us may not be comparable to similarly titled measures of other companies because they may not calculate their measures in the same manner.

We define distributable cash flow as net cash provided by or used in operating activities, less maintenance capital expenditures, net of reimbursable projects, plus or minus adjustments for non-cash mark-to-market of derivative instruments, proceeds from divestiture of assets, net income attributable to noncontrolling interest net of depreciation and income tax, net changes in operating assets and liabilities, and other adjustments to reconcile net cash provided by or used in operating activities. Maintenance capital expenditures are capital expenditures made where we add on to or improve capital assets owned, or acquire or construct new capital assets, if such expenditures are made to maintain, including over the long term, our operating capacity. Non-cash mark-to-market of derivative instruments is considered to be non-cash for the purpose of computing distributable cash flow because settlement will not occur until future periods, and will be impacted by future changes in commodity prices. Distributable cash flow is used as a supplemental liquidity and performance measure by our management and we believe by external users of our financial statements, such as investors, commercial banks, research analysts and others, to assess our ability to make cash distributions to our unitholders and our general partner.

We define adjusted EBITDA as net income or loss attributable to partners less interest income and non-cash commodity derivative gains, plus interest expense, income tax expense, depreciation and amortization expense and non-cash commodity derivative losses, adjusted for any noncontrolling interest on depreciation and amortization expense, and income tax expense. The commodity derivative non-cash losses and gains result from the marking to market of certain financial derivatives used by the Partnership for risk management purposes that we do not account for under the hedge method of accounting. These non-cash losses or gains may or may not be realized in future periods when the derivative contracts are settled, due to fluctuating commodity prices. We define adjusted segment EBITDA for each segment as segment net income or loss attributable to partners less interest income and non-cash commodity derivative gains for that segment, plus interest expense, income tax expense, depreciation and amortization expense and non-cash commodity derivative losses for that segment, adjusted for any noncontrolling interest on depreciation and amortization expense, and income tax expense for that segment. Our adjusted EBITDA equals the sum of our adjusted segment EBITDAs, plus general and administrative expense.

Adjusted EBITDA and adjusted segment EBITDA are used as supplemental liquidity and performance measures by our management and we believe by external users of our financial statements, such as investors, commercial banks, research analysts and others, to assess:

•
the ability of our assets to generate cash sufficient to pay interest costs, support our indebtedness, make cash distributions to our unitholders and general partner, and finance maintenance expenditures;

•	financial performance of our assets without regard to financing methods, capital structure or historical cost basis;

•	our operating performance and return on capital as compared to those of other companies in the midstream energy industry, without regard to financing methods or capital structure; and

•	viability of acquisitions and capital expenditure projects and the overall rates of return on alternative investment opportunities.

We define adjusted net income attributable to partners as net income attributable to partners, plus non-cash derivative losses, less non-cash derivative gains. Adjusted net income per unit is then calculated from adjusted net income attributable to partners. These non-cash derivative losses and gains result from the marking to market of certain financial derivatives used by the Partnership for risk management purposes that we do not account for under the hedge method of accounting. Adjusted net income attributable to partners and adjusted net income per unit are provided to illustrate trends in income excluding these non-cash derivative losses or gains, which may or may not be realized in future periods when derivative contracts are settled, due to fluctuating commodity prices.

ABOUT DCP MIDSTREAM PARTNERS

DCP Midstream Partners, LP (NYSE: DPM) is a midstream master limited partnership that gathers, processes, transports and markets natural gas and natural gas liquids and is a leading wholesale distributor of propane. DCP Midstream Partners, LP is managed by its general partner, DCP Midstream GP, LLC, which is wholly owned by DCP Midstream, LLC, a joint venture between Spectra Energy and ConocoPhillips. For more information, visit the DCP Midstream Partners, LP Web site at http://www.dcppartners.com.

CAUTIONARY STATEMENTS

This press release may contain or incorporate by reference forward-looking statements as defined under the federal securities laws regarding DCP Midstream Partners, LP, including projections, estimates, forecasts, plans and objectives. Although management believes that expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove to be correct. In addition, these statements are subject to certain risks, uncertainties and other assumptions that are difficult to predict and may be beyond our control. If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, the Partnership’s actual results may vary materially from what management anticipated, estimated, projected or expected.

The key risk factors that may have a direct bearing on the Partnership’s results of operations and financial condition are described in detail in the Partnership’s periodic reports most recently filed with the Securities and Exchange Commission, including its most recent Form 10-K. Investors are encouraged to closely consider the disclosures and risk factors contained in the Partnership’s annual and quarterly reports filed from time to time with the Securities and Exchange Commission. The Partnership undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Information contained in this press release is unaudited, and is subject to change.

DCP MIDSTREAM PARTNERS, LP
FINANCIAL RESULTS AND
SUMMARY BALANCE SHEET DATA
(Unaudited)

	Three Months Ended December 31,			Year Ended December 31,
	2009	2008	As Reported in 2008	2009	2008	As Reported in 2008
	(Millions, except per unit amounts)
Sales of natural gas, propane, NGLs and condensate	$304.1	$275.0	$203.9	$913.0	$1,672.7	$1,156.3
Transportation, processing and other	26.5	25.8	17.5	95.2	86.1	57.2
(Losses) gains from commodity derivative activity, net	(30.3)	154.0	154.0	(65.8)	71.7	72.3
Total operating revenues	300.3	454.8	375.4	942.4	1,830.5	1,285.8
Purchases of natural gas, propane and NGLs	(259.7)	(252.6)	(194.3)	(776.2)	(1,481.0)	(1,061.2)
Operating and maintenance expense	(17.4)	(20.3)	(11.2)	(69.7)	(77.4)	(43.0)
Depreciation and amortization expense	(17.6)	(14.5)	(10.2)	(64.9)	(53.2)	(36.5)
General and administrative expense	(8.7)	(9.4)	(7.2)	(32.3)	(33.3)	(24.0)
Other	—	—	—	—	1.5	1.5
Total operating costs and expenses	(303.4)	(296.8)	(222.9)	(943.1)	(1,643.4)	(1,163.2)
Operating (loss) income	(3.1)	158.0	152.5	(0.7)	187.1	122.6
Interest expense, net	(6.9)	(7.9)	(8.0)	(28.0)	(26.7)	(27.2)
Earnings (losses) from unconsolidated affiliates	7.5	(6.0)	(4.4)	18.5	18.2	34.3
Income tax expense	(0.5)	0.1	(0.1)	(0.6)	(0.6)	(0.1)
Net income attributable to noncontrolling interests	(5.0)	(4.1)	(1.2)	(8.3)	(36.1)	(3.9)
Net (loss) income attributable to partners	$(8.0)	$140.1	$138.8	$(19.1)	$141.9	$125.7
Net loss (income) attributable to predecessor operations	—	(1.3)	—	1.0	(16.2)	—
General partner interest in net income or net loss	(3.4)	(4.7)	(4.7)	(12.7)	(13.0)	(13.0)
Net (loss) income allocable to limited partners	$(11.4)	$134.1	$134.1	$(30.8)	$112.7	$112.7

Net (loss) income per limited partner unit—basic and diluted	$(0.35)	$4.75	$4.75	$(0.99)	$4.11	$4.11
Weighted-average limited partner units outstanding—basic and diluted	32.9	28.2	28.2	31.2	27.4	27.4

	December 31, 2009	December 31, 2008
	(Millions)

Cash and cash equivalents	$2.1	$61.9
Other current assets	195.6	153.5
Restricted investments (a)	10.0	60.2
Property, plant and equipment, net	1,000.1	882.7
Other long-term assets	273.7	261.4
Total assets	$1,481.5	$1,419.7

Current liabilities	$191.1	$163.2
Long-term debt (a)	613.0	656.5
Other long-term liabilities	72.0	37.2
Partners’ equity	377.7	395.1
Noncontrolling interests	227.7	167.7
Total liabilities and equity	$1,481.5	$1,419.7

(a)Long-term debt includes $10 million and $60 million outstanding on the term loan portion of our credit facility as of December 31, 2009 and December 31, 2008, respectively. These amounts are fully secured by restricted investments.

DCP MIDSTREAM PARTNERS, LP
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Unaudited)

	Three Months Ended December 31,			Year Ended December 31,
	2009	2008	As Reported in 2008	2009	2008	As Reported in 2008
	(Millions, except per unit amounts)
Reconciliation of Non-GAAP Financial Measures:
Net (loss) income attributable to partners	$(8.0)	$140.1	$138.8	$(19.1)	$141.9	$125.7
Interest expense, net	6.9	7.9	8.0	28.0	26.7	27.2
Depreciation, amortization and income tax expense, net of noncontrolling interest	14.6	12.1	10.0	53.9	44.3	35.7
Non-cash commodity derivative mark-to-market	29.9	(146.0)	(146.0)	83.4	(101.6)	(101.6)
Adjusted EBITDA	43.4	14.1	10.8	146.2	111.3	87.0
Interest expense, net	(6.9)	(7.9)	(8.0)	(28.0)	(26.7)	(27.2)
Depreciation, amortization and income tax expense, net of noncontrolling interest	(14.6)	(12.1)	(10.0)	(53.9)	(44.3)	(35.7)
Other	0.2	0.4	0.4	0.4	0.6	0.6
Adjusted net income (loss) attributable to partners	22.1	(5.5)	(6.8)	64.7	40.9	24.7
Maintenance capital expenditures, net of reimbursable projects	(2.7)	(8.0)	(7.5)	(12.6)	(13.3)	(11.0)
Distributions from unconsolidated affiliates, net of earnings	2.2	13.6	14.4	1.7	20.2	25.6
Depreciation and amortization, net of noncontrolling interest	14.1	12.2	9.9	53.4	44.0	35.6
Proceeds from divestiture of assets	—	0.4	0.4	0.3	2.9	2.9
Distributable cash flow	$35.7	$12.7	$10.4	$107.5	$94.7	$77.8

Adjusted net income (loss) attributable to partners	$22.1	$(5.5)	$(6.8)	$64.7	$40.9	$24.7
Net (income) loss attributable to predecessor operations	—	(1.3)	—	1.0	(16.2)	—
General partner interest in net income or net loss	(3.7)	(2.8)	(2.8)	(13.7)	(11.7)	(11.7)
Adjusted net income (loss) allocable to limited partners	$18.4	$(9.6)	$(9.6)	$52.0	$13.0	$13.0

Adjusted net income (loss) per unit	$0.56	$(0.34)	$(0.34)	$1.67	$0.47	$0.47

Net cash provided by operating activities	$12.8	$56.6	$46.8	$107.9	$177.6	$101.5
Interest expense, net	6.9	7.9	8.0	28.0	26.7	27.2
Distributions from unconsolidated affiliates, net of earnings	(2.2)	(13.6)	(14.4)	(1.7)	(20.2)	(25.6)
Net changes in operating assets and liabilities	4.0	115.8	118.0	(52.5)	73.1	89.8
Net income attributable to noncontrolling interests, net of depreciation and income tax	(8.5)	(6.4)	(1.5)	(19.9)	(45.6)	(4.8)
Non-cash commodity derivative mark-to-market	29.9	(146.0)	(146.0)	83.4	(101.6)	(101.6)
Other, net	0.5	(0.2)	(0.1)	1.0	1.3	0.5
Adjusted EBITDA	43.4	14.1	10.8	146.2	111.3	87.0
Interest expense, net	(6.9)	(7.9)	(8.0)	(28.0)	(26.7)	(27.2)
Maintenance capital expenditures, net of reimbursable projects	(2.7)	(8.0)	(7.5)	(12.6)	(13.3)	(11.0)
Distributions from unconsolidated affiliates, net of earnings	2.2	13.6	14.4	1.7	20.2	25.6
Other	(0.3)	0.9	0.7	0.2	3.2	3.4
Distributable cash flow	$35.7	$12.7	$10.4	$107.5	$94.7	$77.8

DCP MIDSTREAM PARTNERS, LP
SEGMENT FINANCIAL RESULTS AND OPERATING DATA
AND RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Unaudited)

	Three Months Ended December 31,			Year Ended December 31,
	2009	2008	As Reported in 2008	2009	2008	As Reported in 2008
	(Millions, except as indicated)
Natural Gas Services Segment:
Financial results:
Segment net (loss) income attributable to partners	$(3.9)	$160.1	$156.9	$(2.1)	$195.7	$170.2
Non-cash commodity derivative mark-to-market	30.0	(146.3)	(146.3)	84.2	(99.2)	(99.2)
Depreciation and amortization expense	16.8	13.8	9.5	61.9	50.5	33.8
Noncontrolling interest on depreciation and income tax	(3.5)	(2.3)	(0.3)	(11.6)	(9.5)	(0.9)
Adjusted segment EBITDA	$39.4	$25.3	$19.8	$132.4	$137.5	$103.9

Operating and financial data:
Natural gas throughput (MMcf/d)	1,083	1,068	954	1,072	961	838
NGL gross production (Bbls/d)	33,578	23,773	15,911	28,831	28,000	20,659
Operating and maintenance expense	$14.4	$17.5	$8.4	$58.2	$66.5	$32.1

Wholesale Propane Logistics Segment:
Financial results:
Segment net income (loss) attributable to partners	$9.0	$(3.9)	$(3.9)	$37.2	$1.3	$1.3
Non-cash commodity derivative mark-to-market	(0.1)	0.3	0.3	(0.8)	(2.4)	(2.4)
Depreciation and amortization expense	0.4	0.4	0.4	1.4	1.3	1.3
Adjusted segment EBITDA	$9.3	$(3.2)	$(3.2)	$37.8	$0.2	$0.2

Operating and financial data:
Propane sales volume (Bbls/d)	25,673	24,411	24,411	22,278	21,053	21,053
Operating and maintenance expense	$2.7	$2.6	$2.6	$10.3	$9.9	$9.9

NGL Logistics Segment:
Financial results:
Segment net income attributable to partners	$3.1	$1.1	$1.1	$6.9	$5.5	$5.5
Depreciation and amortization expense	0.3	0.3	0.3	1.4	1.4	1.4
Adjusted segment EBITDA	$3.4	$1.4	$1.4	$8.3	$6.9	$6.9

Operating and financial data:
NGL pipelines throughput (Bbls/d)	37,403	27,583	27,583	30,160	31,407	31,407
Operating and maintenance expense	$0.3	$0.2	$0.2	$1.2	$1.0	$1.0

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